EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement (File Number 333-84296) on Form S-8 of First Georgia Community Corp. of our report dated March 28, 2007 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-KSB of First Georgia Community Corp. for the year ended December 31, 2006.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

March 28, 2007